SECURITIES PURCHASE AGREEMENT

BETWEEN

NVC FUND, LLC

(as Seller)

AND

CHERUBIM INTERESTS, INC.

(as Buyer)

January 9, 2018

Exhibit A – Trust Unit

Exhibit B – Financial Statements

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is entered into as of the 9th day of January, 2018, by and between Cherubim Interests, Inc., a Wyoming corporation (“Buyer”), and NVC FUND, LLC (“NVC” or “Seller”). Buyer and Seller are referred to herein individually as a “Party” and collectively as the “Parties.”

R E C I T A L S

WHEREAS, Seller is the issuer of Trust Units in the amount and form set forth in Exhibit “A” attached hereto (hereafter, the “Trust Units”).

WHEREAS, Buyer desires to purchase, and Seller desires to sell the Trust Units on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.Definitions.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, diminution of value, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, taxes, liens, losses, expenses, and fees, including costs of investigation and defense and court costs and reasonable attorneys’ fees and expenses.

“Affiliate” means, with respect to any Party to this Agreement, any Person who (x) controls, (y) is controlled by, or (z) is under common control, with such Party.

“Buyer” has the meaning set forth in the preface above.

“Closing” has the meaning set forth in Section 2(c) below.

“Closing Date” has the meaning set forth in Section 2(c) below.

“Confidential Information” means any information concerning the businesses and affairs of the Parties, including the transactions contemplated by this Agreement, that is not already generally available to the public.

“Financial Statements” means, collectively, the (A) Audited balance sheet and profit and loss statement of Seller for the Six-Month Period Ended June 30, 2017, and for the Years Ended December 31 2014, 2015 and 2016 and (B) Audited balance sheet and profit and loss statement of the Buyer for the Period Ended May 31, 2017, attached hereto as Exhibit “B”.

“Governmental Authority” shall mean shall mean any federal, state, municipal, or other political subdivision, department or agency thereof and any other Person exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

“Indemnified Party” has the meaning set forth in Section 5(e) below.

“Indemnifying Party” has the meaning set forth in Section 5(e) below.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

“Party” has the meaning set forth in the preface above.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a Governmental Authority.

“Securities Act” has the meaning set forth in Section 3(a) below.

“Seller” has the meaning set forth in the preface above.

“Third Party Claim” has the meaning set forth in Section 5(e) below.

“Trust Units” has the meaning set forth in the recitals above.

2.Purchase and Sale of Trust Units.

(a)Basic Transaction. On and subject to the terms and conditions of this Agreement, Buyer hereby purchases from Seller, and Seller hereby sells to Buyer, the Trust Units for the consideration specified in Section 2(b) below.

(b)Purchase Price. Buyer agree to pay to Seller at the Closing ONE HUNDRED MILLION (100,000,000) shares of its Series B Convertible Preferred Stock. Each share is valued at $2.50 per share and converts to 10 shares of common stock with an annual 10% interest coupon (the “Purchase Price”) for 5,114 NVC Trust Units at no par value or TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000 USD).

(c)Annual Interest Payment. 1% of the interest payment will be payable in cash via 25% of proceeds derived from 2018 S-1 Registration Statement until investor receives $2,500,000 which shall be accomplished within 90 days. The remaining 9% interest will be payable in cash and/or the equivalent.

(d)Drawdown “Put” Description.“Put” shall mean the Company is entitled to request equity investments (the “Put” or “Puts”) by the Investor during the Contract Period, pursuant to which the Company will issue Common Stock to the Investor with an aggregate Purchase Price equal to the value of the Put, subject to a price per share calculation based on the Market Price.

“Put Amount” shall mean the total dollar amount requested by the Company pursuant to an applicable Put. The timing and amounts of each Put shall be at the discretion of the Company. The maximum dollar amount of each Put will not exceed two hundred percent (200%) of the average of the daily trading dollar volume for the Company’s Common Stock during the ten (10) trading days preceding the Put Date. No Put will be made in an amount greater than two hundred and fifty thousand dollars ($250,000). Puts are further limited to the Investor owning no more than 9.99% of the outstanding stock of the Company at any given time.

(e)Capital Raise. Buyer commits to raising ONE HUNDRED MILLION DOLLARS ($100,000,000) in financing for the Saint James Holding and Investment Company Self-Sustaining Intentional Communities Coin (“SJT Coin”) via S-1 Registration Statement, IPO, or any other alternative financing method available to the company (as defined herein).

(f)Board of Directors. Upon Closing, two (2) individuals will be appointed to the board of directors of Buyer, one (1) director shall be appointed by NVC and a second director to be appointed by Saint James Holding and Investment Company Trust.

(g)Closing. The closing of the purchase and sale of the Trust Units to Buyer (the “Closing”) shall take place at the offices of Buyer or such other location as mutually agreed by the Parties (including by means of facsimile. For purposes of this Agreement, “Closing Date” shall mean the date as of which the Closing actually takes place.

(h)Deliveries at Closing.

(i)Deliveries by Seller. At or prior to the Closing, Seller will deliver to Buyer the following:

(A)an executed copy of this Agreement;

(B)the various Trust Units, instruments, Exhibits and documents referred to in this Agreement

(C)any other instruments of sale, transfer, conveyance. And assignment as Buyer and its counsel reasonably may request.

(ii)Deliveries by Buyer. At or prior to the Closing, Buyer will deliver to Seller the following:

(A)the Purchase Price;

(B)an executed copy of this Agreement; and

(C)various Units, instruments, Exhibits and documents referred to in this Agreement;

(D)any other instruments of assumption as NVC and its counsel reasonably may request.

3.Representations and Warranties Concerning Transaction.

(a)Seller’s Representations and Warranties. Seller represents and warrants to Buyer that the statements contained in this Section 3(a) are correct and complete as of the Closing Date.

(i)Authorization of Transaction. Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity). The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Seller.

(ii)Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitutional, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority or court to which Seller is subject, any provision of its charter, bylaws, or other governing documents, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject, or (C) result in the imposition or creation of a Lien upon the Trust Units.

(iii)Brokers’ Fees. Seller has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(iv)Trust Units. Seller holds of record and owns beneficially the Trust Units of record and, free and clear of any restrictions on transfer (other than any restrictions on the Trust Units under the Securities Act of 1933 (the, “Securities Act”) and state securities laws), taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require Seller to sell, transfer, or otherwise dispose of any of the Trust Unit (other than pursuant to this Agreement and the Operating Agreement). Except as required to be delivered at Closing pursuant to this Agreement, Seller is not required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

(v)Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Section 3(a), Seller makes no representation or warranty, express or implied, at law or in equity, in respect of NVC or any of its assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. Buyer hereby acknowledge and agree that, except to the extent specifically set forth in this Section 3(a), Buyer is purchasing the Trust Units on an “as-is, where-is” basis.

(b)Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that the statements contained in this Section 3(b) are correct and complete as of the Closing Date:

(i)Brokers’ Fees. Buyer has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

(ii)Nature of Investment. Buyer (A) understands that the Trust Units are considered “restricted securities” under the Securities Act, inasmuch as they have not been registered under the Securities Act or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) understands that the Trust Units may not be resold without registration with the U.S. Securities and Exchange Commission or the availability of an exemption (such as Rule 144) under the Securities Act and any party desirous to register the Trust Units shall bear expense for provisions for appropriate opinion letter, (C) is acquiring the Trust Units hereunder solely for its own account for investment purposes, and not with a view to the distribution thereof.

(iii)Receipt of Information and Accreditation. Buyer has received certain information concerning NVC (including, without limitation, a copy of the Seller’s charter and the Financial Statements of the Seller) and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Trust Units, is able to bear the economic risk and lack of liquidity inherent in holding the Trust Units, and is an “accredited investor” as such term is defined pursuant to Regulation D promulgated under the Securities Act.

(iv)Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Section 3(b), Buyer makes no representation or warranty, express or implied, at law or in equity, and any such other representations or warranties are hereby expressly disclaimed.

4.Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

(a)General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 5 below).

(b)Confidentiality. Except as otherwise set forth herein, each Party will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the other Party or destroy, at the request and option of such other Party, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that a Party is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, such Party will notify the other Party promptly of the request or requirement so that such other Party may seek an appropriate protective order or waive compliance with the provisions of this Section 4(b). The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of a Party.

5.Indemnification.

(a)Survival of Representations, Warranties, and Covenants. All of the representations, warranties and covenants of the Parties contained in this Agreement shall survive the Closing hereunder and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

(b)Indemnification by Seller. Seller agrees to and shall indemnify Buyer and defend and hold Buyer harmless from and against the entirety of any Adverse Consequences that Buyer may suffer, sustain or become subject to as a result of or arising out of or by virtue of: (i) any inaccuracy or misrepresentation in, or breach of, any of the representations or warranties contained in Section 3(a); and (ii) any breach of, or failure to perform, any agreement or covenant of Seller contained in this Agreement.

(c)Indemnification by Buyer. Buyer agree to and shall indemnify Seller and defend and hold harmless against the entirety of any Adverse Consequences that Seller may suffer, sustain or become subject to as a result of: (i) any inaccuracy or misrepresentation in, or breach of, any of the representations or warranties contained in Section 3(b); and (ii) any breach of, or failure to perform, any agreement or covenant of Buyer contained in this Agreement.

(d)Method of Asserting Claims. As used herein, an “Indemnified Party” shall refer to Seller or Buyer, as applicable.

(e)Matters Involving Third Parties.

(i)Third Party Claims. If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 5(e), then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(ii)Defense of Third-Party Claims. Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, and (C) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(iii)Separate Counsel. So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 5(e)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

(iv)Costs of Defending Third-Party Claim. In the event any of the conditions in Section 5(e)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 5(e).

(f)Exclusive Remedy. The foregoing indemnification provisions are the sole and exclusive remedy for breach of this Agreement and are not in addition to any statutory, equitable, or common law remedy any Party may have with respect to NVC, or the transactions contemplated by this Agreement.

6.Tax Matters. All transfer, documentary, sales, use, stamp, registration and other such taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Seller when due, and Seller will, at its own expense, file all necessary tax returns and other documentation with respect to all such taxes, fees and charges.

7.Miscellaneous.

(a)Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party, except as necessary to comply with the law or to enforce a Party’s rights hereunder.

(b)No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c)Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(d)Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

(e)Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or other electronic transmission shall be deemed to be their original signatures for all purposes.

(f)Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

(h)Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:If to Buyer:

NVCFUND LLCCherubim Interests, Inc.

Attn: Frank EkejijaAttn: Patrick Johnson

100 Crescent Court Suite 7001304 Norwood Dr.

Dallas, TX 75201Bedford, TX 76022

T +1(214) 459-8183T +1 (844) 842-8872

F +1(214) 459-8183F +1 (844) 842-8872

email: trustee@nvcfund.comemail: pjohnson@cherubiminterests.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(i)Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule. Each Party hereby agrees and consents to be subject to the exclusive jurisdiction of the state and federal courts located in Clark County, Nevada, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of the Parties (a) waives the defense of inconvenient forum, (b) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court, and (c) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by law. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT SUCH PARTIES MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUIT OR ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HEREBY CERTIFIES THAT NEITHER THE OTHER PARTY NOR ANY OF ITS REPRESENTATIVES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT IT WOULD NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL. FURTHER, EACH PARTY ACKNOWLEDGES THAT THE OTHER PARTY RELIED ON THIS WAIVER OF RIGHT TO JURY TRIAL AS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT.

(j)Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k)Expenses. Each Party shall be responsible for his or its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

(l)Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

(m)Incorporation of Exhibits. The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

(n)Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be effective as of the date first above written.

(“Buyer”)(“Seller”)

CHERUBIM INTERESTS, INC.NVC FUND LLC

By: Patrick JohnsonBy: Frank Ekejija

Patrick Johnson,NVC FUND LLC a Delaware, LLC (“NVC”),

Chief Executive OfficerTrustee-Manager of NVC FUND Holding Trust

Name: Frank Ekejija

Title: Managing Director

Offices at 100 Crescent Court #700, Dallas,

Texas 75201

EXHIBIT “A” TO SECURITIES PURCHASE AGREEMENT

BETWEEN CHERUBIM INTERESTS, INC.

AND

NVC FUND, LLC

(ATTACH TRUST Unit AND VALUATION DOCUMENT)

EXHIBIT “B” TO SECURITIES PURCHASE AGREEMENT

BETWEEN CHERUBIM INTERESTS, INC.

AND

NVC FUND, LLC

AND MANAGEMENT AGREEMENT

(ATTACH AUDITED FINANCIAL STATEMENTS)

EXHIBIT “C” TO SECURITIES PURCHASE AGREEMENT

BETWEEN CHERUBIM INTERESTS, INC.

AND

NVC FUND, LLC

(DISBURSEMENT)

100,000,000 Series B Preferred Shares

NVC FUND, LLC - 92,538,000

Saint James Holding and Investment Company Trust - 7,462,000

5,114 NVC - Trust Units

Cherubim Interests Inc.